UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2016

NorthStar Healthcare Income, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55190 (Commission File Number)	27-3663988 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

8.01. Other Events

Determination of Estimated Value Per Share
Overview
On December 7, 2016, upon the recommendation of the audit committee (the “Audit Committee”) of the board of directors (the “Board”) of NorthStar Healthcare Income, Inc. (“NorthStar Healthcare”), the Board, including all of its independent directors, approved and established an estimated value per share of NorthStar Healthcare’s common stock of $9.10. The estimated value per share is based upon the estimated value of NorthStar Healthcare’s assets less the estimated value of NorthStar Healthcare’s liabilities as of June 30, 2016, divided by the number of shares of NorthStar Healthcare’s common stock outstanding as of June 30, 2016. The information used to generate the estimated value per share, including market information, investment- and property-level data and other information provided by third parties, was the most recent information practically available as of June 30, 2016.

The determination to update NorthStar Healthcare’s estimated value per share as of June 30, 2016 was made by the Audit Committee based up the recommendation of NorthStar Healthcare’s external advisor, NSAM J-NSHC Ltd (the “Advisor”). The Advisor recommended updating the previous estimated value per share, which was determined as of December 31, 2015, to reflect the impact of subsequent events, including significant investment activity completed by NorthStar Healthcare following the previous valuation date. The estimated value per share of NorthStar Healthcare’s common stock does not include the potential impact of subsequent investments after June 30, 2016, or, as further described below, any premium or benefit for the enterprise value that may be attributable to NorthStar Healthcare due to the size and diversity of its investment portfolio, including its exposure, either directly or through joint ventures, to approximately $9.8 billion in healthcare real estate investments as of June 30, 2016.
Process
The estimated value per share was calculated with the assistance of the Advisor and Robert A. Stanger & Co., Inc. (“Stanger”), an experienced third-party independent valuation and consulting firm engaged by NorthStar Healthcare to assist with the valuation of its assets and liabilities. The engagement of Stanger was approved by the Board, including all of its independent directors. Stanger has extensive experience in conducting asset valuations, including appraisals of healthcare properties and debt investments similar to those owned by NorthStar Healthcare. While NorthStar Healthcare and other entities managed or sponsored by affiliates of NorthStar Asset Management Group Inc. have engaged or may engage Stanger in the future for services of various kinds, NorthStar Healthcare believes that there are no material conflicts of interest with respect to its engagement of Stanger.

The Audit Committee recommended and the Board established the estimated value per share based upon the analyses and reports provided by Stanger and the Advisor, including an evaluation of NorthStar Healthcare’s assets and liabilities as of June 30, 2016. The initial analysis provided by Stanger included a range of estimated value per share of $8.47 and $9.70 per share, with a midpoint value of $9.10 per share. The Advisor and the Audit Committee recommended that Board adopt Stanger’s midpoint value estimate, or $9.10 per share. In arriving at its recommendation, the Audit Committee relied in part on valuation methodologies that the Advisor and Stanger believe are standard and acceptable in the real estate and non-traded real estate investment trust (“REIT”) industries for the types of assets and liabilities held by NorthStar Healthcare. The process for estimating the value of NorthStar Healthcare’s assets and liabilities was performed in accordance with the provisions of the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs. NorthStar Healthcare believes that the valuation was developed in a manner reasonably designed to ensure its reliability.

On December 7, 2016, Stanger delivered its final report related to the valuation of NorthStar Healthcare’s assets and liabilities as of June 30, 2016, reflecting the midpoint of its estimated range of values, including NorthStar Healthcare’s 61 healthcare real estate properties (the “Healthcare Properties”), five healthcare real estate investments held through unconsolidated joint ventures (the “Joint Venture Investments”), four healthcare-related commercial real estate debt investments (the “Healthcare Debt Investments”) and 24 healthcare real estate liabilities (“Healthcare Borrowings”) as further described below.

The Board currently expects that NorthStar Healthcare’s next estimated value per share will be based upon its assets and liabilities as of June 30, 2017 and that such value will be included in a report filed with the U.S. Securities and Exchange Commission. NorthStar Healthcare intends to publish estimated values per share annually, although NorthStar Healthcare may determine to publish such revised values more frequently.

Valuation Methodology
Valuation of Healthcare Properties
To estimate the value of the Healthcare Properties, Stanger conducted an appraisal for ten Healthcare Properties and relied upon recently completed third-party appraisals (the “Third-Party Appraisals”) for the remaining 51 Healthcare Properties, each performed in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. In determining the value of each Healthcare Property, Stanger and the other third-party appraisers utilized all information that they deemed relevant, including information from the Advisor and its own data sources, including trends in capitalization rates, leasing rates and other economic factors. In conducting its appraisals of the ten Healthcare Properties, Stanger utilized a direct capitalization approach by applying a market capitalization rate for each Healthcare Property to the estimated forward-year annual net operating income at each property, which Stanger believes is the most appropriate methodology for valuing healthcare assets similar to those owned by NorthStar Healthcare. In selecting each capitalization rate, Stanger took into account, among other factors, prevailing capitalization rates in the healthcare property sector, the property’s location, age and condition, the property’s operating trends and lease coverage ratios, if applicable, and other unique property factors. As applicable, Stanger adjusted the capitalized value of each Healthcare Property it appraised for any excess land, deferred maintenance, rent abatements, lease-up costs and other lease-related costs to estimate the “as-is” value of each of the Healthcare Properties it appraised. For the 51 Healthcare Properties that were recently appraised by independent third parties, Stanger reviewed and relied upon the Third-Party Appraisals, all of which were completed within six months of June 30, 2016. The Third-Party Appraisals utilized a direct capitalization approach for 45 Healthcare Properties and a discounted future cash flow (“DCF”) approach for the remaining six Healthcare Properties. Discount and capitalization rates were selected by the appraisers by taking into account, among other factors, prevailing discount and capitalization rates in the healthcare property sector as deemed appropriate for each property. Stanger adjusted the “as-is” property values as of June 30, 2016, as appropriate, for NorthStar Healthcare’s allocable ownership interest in the Healthcare Properties to account for the interests of any third-party investment partners, including any priority distributions. Stanger’s appraisal and the Third-Party Appraisals were certified by an appraiser licensed in the state in which the Healthcare Properties were located. For Healthcare Properties valued using a direct capitalization approach, the range of capitalization rates applied was 5.8% to 8.5% and the weighted average capitalization rate was approximately 6.4%. For Healthcare Properties valued using a discounted cash flow approach, the range of discount rates applied was 6.3% to 7.5% and the weighted average discount rate was approximately 7.0%, and the range of terminal capitalization rates applied was 7.0% to 8.3% and the weighted average terminal capitalization rate was approximately 7.8%.

As of June 30, 2016, the estimated value of the Healthcare Properties was $2.0 billion, compared with an aggregate initial purchase price, including subsequent capital expenditures, of $1.8 billion (the “Property Purchase Price”).

Valuation of Joint Venture Investments
The healthcare real estate portfolios held through Joint Venture Investments were valued similarly to the process described above in “Valuation of Healthcare Properties.” For each Joint Venture Investment, Stanger estimated the aggregate value of the underlying healthcare properties and added or subtracted, as appropriate, outstanding borrowings, after factoring in any adjustments for above- or below-market in-place financing, as deemed applicable based on information provided on such borrowings, and other balance sheet assets and liabilities to derive an estimated equity value of the Joint Venture Investment. Stanger then applied the terms of the applicable joint venture agreement, including any distribution priorities, to its equity value estimate to establish NorthStar Healthcare’s allocable share of these Joint Venture Investments. The range of weighted average capitalization rates applied to the Joint Venture Investments was 5.9% to 10.0% and the weighted average capitalization rate across all Joint Venture Investments was approximately 7.7%.

As of June 30, 2016, the estimated value of the Joint Venture Investments was $538.4 million, compared with an aggregate equity contribution, including subsequent capital contributions, of $505.8 million (the “Joint Venture Equity Contribution”).
Valuation of Healthcare Debt Investments
The estimated value of the Healthcare Debt Investments was established by performing a comparable market interest rate analysis for each investment as of June 30, 2016. For two Healthcare Debt Investments that were repaid in full subsequent to June 30, 2016, Stanger attributed an estimated value equal to the outstanding principal amount. For the remaining Healthcare Debt Investments, Stanger evaluated the estimated value by applying a DCF analysis over the projected remaining term of the investment, taking into account prepayment and extension options available to each respective borrower, as appropriate. The cash flow estimates used in the DCF analysis were based on the investment’s contractual agreement and corresponding interest and principal cash flow. The expected cash flow was then discounted at an interest rate that Stanger estimated a current market participant would require for instruments with similar collateral and duration assuming an orderly market environment, taking into account, for example, remaining loan term, loan-to-value ratio, collateral type, debt service coverage, security position and other factors deemed relevant. The range of discount rates used by Stanger to estimate the value of the Healthcare Debt Investments (excluding the two recently repaid Healthcare Debt Investments described above) was approximately 8.6% to 10.4% and the weighted average discount rate was approximately 10.1%.
As of June 30, 2016, the estimated value of the Healthcare Debt Investments was $192.9 million, compared with an aggregate outstanding principal amount of $193.5 million (the “Principal Amount”).

Valuation of Healthcare Real Estate Liabilities
Stanger estimated the fair value of NorthStar Healthcare’s long-term liabilities by discounting the stream of expected interest and principal payments for each liability by an interest rate that Stanger estimated a current market participant would require for instruments with similar collateral and duration assuming an orderly market environment, taking into account factors such as remaining loan term, loan-to-value ratio, collateral type, debt service coverage, security position and other factors deemed relevant. The range of discount rates used by Stanger to estimate the value of the Healthcare Borrowings was approximately 3.0% to 4.8% and the weighted average discount rate was approximately 4.3%.
As of June 30, 2016, the estimated value of the Healthcare Borrowings was $1.21 billion, compared with an aggregate outstanding principal amount of $1.23 billion (the “Principal Amount”).

Cash, Other Assets and Other Liabilities
The fair value of NorthStar Healthcare’s cash, other tangible assets and liabilities was estimated by the Advisor to approximate carrying value as of June 30, 2016 and Stanger relied upon and utilized such amounts in its determination of the estimated net asset value per share.
Estimated Net Asset Value Per Share
Based on the above valuations and estimates and subject to the assumptions and limiting conditions contained in its final report, Stanger estimated the net asset value per fully diluted common share outstanding of NorthStar Healthcare as of June 30, 2016 to be $9.10 per share.
The table below sets forth the calculation of NorthStar Healthcare’s estimated value per share as of June 30, 2016 ($ in thousands, except per share values):

	Estimated Value	Estimated Value Per Share
Healthcare Properties	$1,994,780	$10.94
Joint Venture Investments	538,360	2.95
Healthcare Debt Investments	192,901	1.06
Cash and other assets	187,804	1.03
Total Liabilities	(1,255,633)	(6.89)
Estimated net asset value as of June 30, 2016	$1,658,213	$9.10
Estimated enterprise value per share		None assumed

Shares outstanding (in thousands)	182,307

In the aggregate, the estimated value of NorthStar Healthcare’s Healthcare Properties, Joint Venture Investments and Healthcare Debt Investments of approximately $2.7 billion represents an approximate 7.1% increase in value over the aggregate value of the Property Purchase Price, the Joint Venture Equity Contribution and the Principal Amount.

As previously described, the estimated net asset value per share recommended by the Advisor and the Audit Committee and approved by the Board does not reflect NorthStar Healthcare’s “enterprise value,” which may include a premium or discount for:

•	the large size of NorthStar Healthcare’s portfolio, as some buyers may pay more for a portfolio of investments compared to prices for individual investments;

•
the characteristics of NorthStar Healthcare’s working capital, leverage, credit facilities and other financial structures where some buyers may ascribe different values based on synergies, cost savings or other attributes;

•	disposition and other expenses that would be necessary to realize the value;

•	the services being provided by personnel of the Advisor under the advisory agreement and NorthStar Healthcare’s potential ability to secure the services of a management team on a long-term basis; or

•	the potential difference in per share value if NorthStar Healthcare were to list its shares of common stock on a national securities exchange.

On December 7, 2016, Stanger delivered its final valuation report to the Audit Committee. The Audit Committee was given an opportunity to confer with the Advisor and Stanger regarding the methodologies and assumptions used therein, and determined to recommend to the Board the estimated value per share of NorthStar Healthcare’s common stock.

The Board is ultimately and solely responsible for the establishment of the estimated value per share of NorthStar Healthcare’s common stock. In arriving at its determination of the estimated value per share, the Board considered all information provided in light of its own familiarity with NorthStar Healthcare’s assets and unanimously approved the estimated value recommended by the Audit Committee.

Sensitivity Analysis
Changes to the key assumptions used to arrive at the estimated value per share, including the capitalization rates and discount rates used to value the Healthcare Properties, Joint Venture Investments and Healthcare Debt Investments, would have a significant impact on the underlying value of NorthStar Healthcare’s assets. The following table presents the impact on the estimated value per share of NorthStar Healthcare’s common stock resulting from a 5.0% increase and decrease to (1) the capitalization rates or discount rates used to value the Healthcare Properties, (2) the capitalization rates used to value the Joint Venture Investments and (3) the discount rates used to value the Healthcare Debt Investments:

	Range of Value
	Low	Midpoint	High
Estimated Net Asset Value Per Share	$8.13	$9.10	$10.13
Weighted Average Capitalization Rate (Healthcare Properties)	6.7%	6.4%	6.1%
Weighted Average Discount Rate (Healthcare Properties)	7.4%	7.0%	6.7%
Weighted Average Terminal Capitalization Rate (Healthcare Properties)	8.2%	7.8%	7.4%
Weighted Average Capitalization Rate (Joint Venture Investments)	7.9%	7.7%	7.4%
Weighted Average Discount Rate (Healthcare Debt Investments)	10.7%	10.5%	10.2%
Weighted Average Discount Rate (Healthcare Borrowings)	4.1%	4.3%	4.5%
The following table presents the impact on the estimated value per share of NorthStar Healthcare’s common stock resulting from a 5.0% increase and decrease to (1) the capitalization rates or discount rates used to value the Healthcare Properties, (2) the capitalization rates used to value the Joint Venture Investments and (3) the discount rates used to value the Healthcare Debt Investments, with the impact of each asset class within NorthStar Healthcare’s portfolio shown in isolation:

	Range of Value
	Low	Midpoint	High
Healthcare Properties (Capitalization Rates and Discount Rates)	$8.58	$9.10	$9.65
Healthcare Joint Venture Investments (Capitalization Rates)	$8.74	$9.10	$9.48
Healthcare Debt Investments (Discount Rates)	$9.09	$9.10	$9.10
Healthcare Borrowings (Discount Rates)	$9.01	$9.10	$9.18
All investments	$8.13	$9.10	$10.13

The above sensitivity differs from the methodology employed by Stanger to generate the range of estimated per share values in its initial report. To generate the range of estimated per share values presented to the Audit Committee and Board, the valuation assumptions were adjusted for all of NorthStar Healthcare’s investments other than its 32-property Winterfell portfolio (the “Winterfell Portfolio”), which was a Third Party Appraisal that did not contain a range of values. The above sensitivity analysis reflects adjustments to the valuation assumptions for all of NorthStar Healthcare’s investments, including the Winterfell Portfolio, resulting in a wider range of values. Additionally, the sensitivity analysis above assumes a 5.0% increase and decrease to the underlying valuation assumptions, which generally differs from the adjustments to the valuation assumptions employed by Stanger in its initial valuation report.
Limitations and Risks
As with any valuation methodology, the methodologies used to determine the estimated value per share are based upon a number of estimates and assumptions that may prove later to be inaccurate or incomplete. Further, different market participants using different assumptions and estimates could derive different estimated values.
Although the Board relied on estimated values of NorthStar Healthcare’s assets and liabilities in establishing the estimated value per share, the estimated value per share may bear no relationship to NorthStar Healthcare’s book or asset value. In addition, the estimated value per share may not represent the price at which the shares of NorthStar Healthcare’s common stock would trade on a national securities exchange, the amount realized in a sale, merger or liquidation of NorthStar Healthcare or the amount a stockholder would realize in a private sale of shares.
The estimated value of NorthStar Healthcare’s assets and liabilities is as of a specific date and such value is expected to fluctuate over time in response to future events, including but not limited to, changes to commercial real estate values, particularly healthcare-related commercial real estate, changes in market interest rates for commercial real estate debt investments, changes in capitalization rates, rental and growth rates, changes in laws or regulations impacting the healthcare industry, demographic changes, returns on competing investments, changes in administrative expenses and other costs, the amount of distributions on NorthStar Healthcare’s common stock, repurchases of NorthStar Healthcare’s common stock, changes in the number of shares of NorthStar Healthcare’s common stock outstanding, the proceeds obtained for any common stock transactions, local and national economic factors and the factors specified in in Part I, Item 1A of NorthStar Healthcare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. There is no assurance that the methodologies used to establish the estimated value per share would be acceptable to the Financial Industry Regulatory Authority, Inc. or in compliance with guidelines pursuant to the Employee Retirement Income Security Act of 1974 with respect to their reporting requirements.
Distribution Reinvestment Plan
In accordance with the terms of NorthStar Healthcare’s distribution reinvestment plan (the “DRP”), effective immediately, distributions may be reinvested in shares of NorthStar Healthcare’s common stock at a price of $9.10, which is equal to the current estimated value per share, until such time as NorthStar Healthcare establishes a new estimated per share value, at which time the purchase price will adjust to 100% of such estimated value per share.

Share Repurchase Plan
In accordance with the terms of NorthStar Healthcare’s share repurchase program (the “SRP”), effective immediately, unless the shares are being repurchased in connection with a stockholder’s death or qualifying disability, repurchases will be made at a price of $9.10, which is equal to the current estimated value per share, until such time as NorthStar Healthcare establishes a new estimated value per share, at which time the purchase price will adjust to 100% of such estimated value per share. Shares repurchased in connection with a stockholder’s death or qualifying disability will continue to be repurchased at the higher of the price paid for the shares, as adjusted for any stock dividends, combinations, splits, recapitalizations or any similar transaction with respect to the shares of common stock, or NorthStar Healthcare’s estimated value per share, as more fully described in the SRP.
Safe Harbor Statement
This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “will,” “may,” “plans,” “intends,” “expects” or other similar words or expressions. These statements are based on NorthStar Healthcare’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; NorthStar Healthcare can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NorthStar Healthcare’s expectations include, but are not limited to, the actual value of NorthStar Healthcare’s common stock upon a listing, if any, the amount realized by a stockholder in the event of a sale, merger or liquidation of NorthStar Healthcare or a private sale of shares, variations in facts underlying the assumptions used to estimate the valuation of NorthStar Healthcare’s common stock, changes in market interest rates for healthcare real estate debt investments, changes to healthcare real estate values, fluctuations in portfolio premiums and enterprise value and the extent to which these factors may impact NorthStar Healthcare’s estimated net asset value per share in the future, the impact of uninvested cash on NorthStar Healthcare’s estimated net asset value per share, changes in capitalization rates, rental and growth rates, returns on competing investments, changes in administrative expenses and other costs, the amount of distributions on NorthStar Healthcare’s common stock, repurchases of NorthStar Healthcare’s common stock, changes in the number of shares of NorthStar Healthcare’s common stock outstanding and the proceeds obtained for any common stock transactions, changes in the size and diversity of NorthStar Healthcare’s portfolio, the impact of any losses from NorthStar Healthcare’s investments on cash flow and returns, property level cash flow, the availability of investment opportunities and ability to deploy capital, the ability to achieve targeted returns, the impact of actions taken by joint venture partners, changes in economic conditions generally and the real estate and debt markets specifically, availability of capital, changes to generally accepted accounting principles, policies and rules applicable to REITs and the factors specified in in Part I, Item 1A of NorthStar Healthcare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as in NorthStar Healthcare’s other filings with the SEC. The foregoing list of factors is not exhaustive. All forward-looking statements included in this Current Report on Form 8-K are based upon information available to NorthStar Healthcare on the date of this report and NorthStar Healthcare is under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Healthcare Income, Inc.

Date: December 9, 2016	By:	/s/ Ann B. Harrington
Ann B. Harrington
General Counsel and Secretary